Exhibit 10.3
EXECUTION VERSION

Governance Term Sheet

March 8, 2021

This term sheet summarizes the principal governance terms agreed to by Leon Black, Marc Rowan, Joshua Harris (collectively, the “Principals”) and Apollo Global Management, Inc. (together with its subsidiaries, “Apollo”), to be implemented as set forth below, subject to approval of such implementation by the Conflicts Committee of the Board of Directors of Apollo (the “Board”) and receipt of required regulatory approvals and stockholder votes.

Certain agreements described in this term sheet (e.g., the agreement by Apollo to nominate certain person to the Board) will be implemented, as appropriate, through a Stockholders Agreement, by and among the Principals and Apollo, while other agreements (e.g., voting agreements among the Principals) may, as appropriate, be set forth in a separate Voting Agreement, by and among the Principals.

1. Principal Directorships:
Each Principal will be entitled to be nominated by Apollo to a seat on the Board as long as such Principal’s family group beneficially owns at least $400 million in value or 10 million in number of Apollo common shares (or their equivalent) (the “Ownership Threshold”).
Subject to the Ownership Threshold, each Principal, or upon his death or disability, his estate or successor, may designate, in lieu of himself, an individual reasonably acceptable to the Nom/Gov Committee (as defined below), to be nominated to the Board (each, a “Principal Nominee”). Such right shall continue so long as the Principal’s family group satisfies the Ownership Threshold.

Each Principal’s right to be nominated for a Board seat or designate a Principal Nominee will be provided for in a Stockholders Agreement among the Principals and Apollo (see below).

2. Board:
Composition. The Board will initially consist of:

•9 independent directors, nominated by the existing Apollo executive committee, who shall initially be:

◦Michael Ducey;
◦Pamela Joyner;
◦Robert Kraft;
◦A.B. Krongard;
◦Siddhartha Mukherjee;

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•Pauline Richards; and

•Three additional independent directors previously identified by the Principals.1
•Jay Clayton, who shall serve as the initial Lead Independent Director;

•3 Principals, with Leon Black to serve as Chairman of the Board; and

•James Zelter and Scott Kleinman.
Each director shall serve a 1-year term and shall be subject to reelection at the annual meeting of Apollo. Directors other than Principals (or Principal Nominees) to be recommended by the Nom/Gov Committee and nominated by the Board. (Directors appointed to the Board after January 1, 2021 will be nominated for reelection at the 2021 annual meeting of stockholders.)

If the Board size is increased (or decreased), the Board will use reasonable best efforts to ensure at least 2/3 of the Board is independent.

In the event that Apollo (or one of its affiliates) consummates the merger transaction known as Project Tango (“Project Tango”), a number of additional directors from the counterparty to such transaction shall also serve on the Board (each such director, a “Tango Director”).

Nominating & Governance Committee. A Nominating & Governance Committee (“Nom/Gov Committee”), comprised of 3 or more independent directors, will determine re-nominations and fill vacancies. The initial size and membership of the Nom/Gov Committee will be proposed by the Current Executive Committee (as defined below).
Thereafter, the membership, size and chairperson of the Nom/Gov Committee shall be determined by the full Board.

All independent directors (including the initial independent directors) must qualify as “independent” pursuant to applicable stock exchange listing requirements and any applicable legal requirements.

The Nom/Gov Committee will meet with the Principals from time to time to consider Board nominees they may suggest, and to discuss other potential candidates and obtain feedback.

1 Or, if one or more directors previously identified by a Principal shall not serve on the Board, another independent director identified by such Principal (subject to the reasonable agreement of the other Principals).
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Other Board Committees/Committee Charters. The Board will form other committees, in compliance with stock exchange listing requirements and any other applicable legal requirements, and including, initially, an Audit Committee, a Compensation Committee, and, as noted above, a Nom/Gov Committee, as well as the Board EC (as defined below) and such other committees as the Board determines to be necessary and advisable from time to time.

Committee membership shall be limited to independent directors, except in the case of the Board EC and any other committees to which stock exchange or other independence requirements do not apply. The Nom/Gov Committee may recommend to the Board additional committees.

All committee charters shall be consistent with best practices.

Lead Independent Director. The Board will designate, subject to consultation with and approval by the remaining independent directors, a Lead Independent Director at the start of each annual term, whose responsibilities shall include, among others, maintaining dialogue with the Principals, chairing executive sessions of the Board and engaging with Apollo’s stockholders and other stakeholders, as appropriate.

The initial Lead Independent Director shall be Jay Clayton.

3. Board Executive Committee (the “Board EC”):
Purpose. The Board EC shall be a committee of the Board, with such duties as delegated to it by the Board, and responsible generally for managing the affairs of the Board between its meetings, and providing guidance to senior management and recommendations to the Board of Apollo regarding its strategic, financial and operating plans and performance, and key employment decisions, in each case, consistent with and subject to applicable law and securities regulations and the fiduciary duties of the Board.
Decisions of the Board EC shall be determined by a simple majority vote. In the event the Board EC is deadlocked, the full Board may consider and decide such matter. At each meeting of the Board, the Board EC shall deliver a report as to any actions or decisions taken by the Board EC in the period since the last such report was delivered to the Board.

Composition. The voting members of the Board EC for the first year of its existence shall be:

•3 Principals; and
•Jay Clayton (Chair).

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In addition, James Zelter, Scott Kleinman and Gary Parr will be non- voting observers on the Board EC for the first year of its existence.

In the event that Apollo (or one of its affiliates) consummates Project Tango, one Tango Director (as designated by the counterparty to Project Tango) shall also be a non-voting observer on the Board EC until the end of the first year of its existence.
Each Principal shall use commercially reasonable efforts, consistent with his fiduciary duties, to ensure that each of the Principals is re- elected to the Board EC.

Thereafter, the Board EC shall have no more than 7 voting members (including the Principals so long as they satisfy the Ownership Threshold), with the specific size determined by the Board.

Timing. The Board EC shall be implemented (and the AAP Executive Committee and the Current Executive Committee (as defined below) terminated) upon the consummation of Project Tango or, if earlier, March 31, 2022.

4. One Share, One Vote (and Class C Share):
The Principals hereby agree to convert the Class B share into shares of preferred stock (the “Preferred Stock”) equal in number and votes to the number of AOG units outstanding from time to time, and which shall then become exchangeable with the related AOG unit for shares of Class A common stock. This conversion will occur as promptly as reasonably practicable following receipt of required approvals.

Each holder of AOG units (each, an “AOG Unit Owner”) will have the option, at any time, to exchange its beneficially owned AOG units for Apollo common stock and sell such Apollo common stock in accordance with the agreed terms of the conversion and exchange and Apollo’s trading policy.

On or immediately prior to a date prior to June 30, 2022 to be designated by the Company, which date shall be coincident with the consummation of Project Tango (such date, the “Mandatory Exchange Date”), a wholly-owned subsidiary of a newly formed holding company (“NewCo”) will merge with and into Apollo, with Apollo surviving.
All holders of Apollo Class A common stock will receive on a tax-free basis an equal number of shares of NewCo Class A common stock and such holders will cease to own interests in Apollo. If Project Tango shall not have been consummated by June 30, 2022, then the Mandatory Exchange Date shall be June 30, 2022; provided, however, that in the event that, as of June 30, 2022, (i) a transaction agreement with respect to Project Tango has been executed and delivered and has not been terminated and (ii) Project Tango has not been consummated, then the

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Mandatory Exchange Date shall be the earlier of (x) the date on which Project Tango is consummated and (y) the date on which such transaction agreement is terminated.

On the Mandatory Exchange Date, all AOG units beneficially owned by each of the AOG Unit Owners (other than Athene Holdings Ltd. (“Athene”)) shall be transferred to NewCo and one or more of its affiliates in a series of transactions in exchange for (i) such number of shares of NewCo Class A common stock equal to the aggregate number of AOG units beneficially owned by the AOG Unit Owners (other than Athene) as of immediately prior to the Mandatory Exchange (such units, the “Outstanding AOG Units”) and (ii) an aggregate amount in cash equal to the product of (a) the number of Outstanding AOG Units multiplied by (b) $3.66, payable over a period of four years in equal quarterly installments (the “AOG Unit Payment”); provided, however, that in the event that the Company consummates Project Tango simultaneously with the Mandatory Exchange, the AOG Unit Payment shall be payable over the period between the date on which Project Tango is consummated and the third anniversary of the Mandatory Exchange Date in equal quarterly installments (such transactions collectively, the “Mandatory Exchange”). The obligation to make the AOG Unit Payment will be an unsecured obligation of APO, subordinated in right of payment to indebtedness and any preferred stock of NewCo and its subsidiaries, and will not bear interest. The foregoing transactions are intended to be generally tax-free with respect to the NewCo Class A common stock received.

The parties hereto agree to work in good faith to modify any of the steps set forth in the foregoing paragraph necessary to (x) achieve efficiencies (including with respect to the taxes of the parties) or (y) consummate Project Tango; provided, however, that in no event will the amount of cash to be paid or the number of shares of Newco stock to be issued to AOG Unit Holders be increased beyond the amount or number set forth in the foregoing paragraph; and provided, further, that (i) no Principal shall incur any additional tax or other costs in connection with any such modifications and (ii) any changes would be pro rata as to each Principal.

The Tax Receivables Agreement currently in effect shall be not be applicable to the Mandatory Exchange, but shall remain in effect for any exchanges occurring prior to the Mandatory Exchange Date.

At the time the Preferred Stock is issued, the Principals will cause the surrender of the Class C share to Apollo.
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No change in the voting structure (including relinquishment of the Class C share) will occur prior to the time the parties agree and enter into the Stockholders Agreement (as defined below).

5. Stockholders Agreement:
The Principals, their relevant respective holding entities and Apollo shall enter into a stockholders agreement (the “Stockholders Agreement”) and/or a voting agreement (the “Voting Agreement”), providing that, consistent with and subject to applicable law and securities regulations and the fiduciary duties of the Board:
•Apollo shall nominate each of the Principals (or Principal Nominees, as applicable) as part of the Board’s director slate for so long as such Principal meets the Ownership Threshold;

•A Principal or Principal Nominee, as applicable, shall resign from the Board in the event that such Principal no longer meets the Ownership Threshold;

•Each Principal, on behalf of his family group, agrees to vote all of his respective Apollo shares in favor of the election of the other Principals (or Principal Nominees, as applicable);

•Apollo shall recommend that stockholders vote in favor of the Principals (or Principal Nominees, as applicable) and Apollo shall otherwise take reasonable action to support their nomination and election (including by filling vacancies on the Board, if necessary);

•As described above, each Principal shall be entitled to a seat on the Board EC until he no longer serves on the Board (and shall be entitled to continue to serve on the Current Executive Committee until such time as he is appointed to the Board EC);

•The Company shall not make any non-pro rata distributions or payments to any Principals without the consent of the other Principals;

•Each Principal and Apollo shall agree not to take actions inconsistent with the terms of the Stockholders Agreement or in a manner that is discriminatory as to one or more of the Principals, and to oppose any such actions if proposed by others; and

•Customary confidentiality provisions consistent with the confidentiality provisions contained in the Agreement Among Principals.

Each Principal will have information rights regarding Apollo’s business, so long as such Principal meets an ownership threshold to be agreed

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upon by the parties hereto (which threshold shall be approximately 50% of the Ownership Threshold).
The Principals will be entitled to office/administrative and logistics support, so long as the Principal continues to provide services (as a co- founder or otherwise) to Apollo or serves on the Board EC or serves as a chair on any Board committee.

The Company will reimburse each Principal for such Principal’s reasonable third-party fees and expenses incurred in connection with negotiating and implementing this term sheet and the related agreements.

The Stockholders Agreement will be entered into and will become effective when the recapitalization (as described below) is implemented and the Class C share surrendered.

Notwithstanding anything to the contrary herein, if necessary to support compliance with Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and related rules and regulations, the agreements that would otherwise be set forth in the Stockholders Agreement and/or the Voting Agreement, may, in lieu of the Stockholders Agreement or Voting Agreement, be set forth in a separate stockholder agreement for each Principal, to be entered into by such Principal and Apollo.

6. Transition to New Governance Structure:
Certain of the agreements set forth in this term sheet, including implementation of the new Board governance structure, elimination of the Class C share, implementation of the One Share, One Vote structure, creation and issuance of the Preferred Stock, elimination of the Executive Committee as currently constituted by Apollo’s certificate of incorporation (the “Current Executive Committee”) and the amendment of the certificate of incorporation, bylaws and other governing documents of the Company (if any) as required to implement the foregoing, will require the approval of the Current Executive Committee. The Principals, as the only voting members of the Current Executive Committee, will vote to approve such agreements.

The implementation of the agreements set forth in this term sheet will be subject to receipt of required regulatory approvals and stockholder votes, which may take up to nine months to obtain. The Principals and Apollo will endeavor to implement such agreements in an expeditious manner, but in no event later than the Mandatory Exchange Date.

The Current Executive Committee will continue to operate as it does at the time of this term sheet until the earlier of (x) the Mandatory Exchange Date and (y) March 31, 2022; provided, however, that the

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Current Executive Committee shall not take any major decisions (i) that are inconsistent with this term sheet and (ii) without first consulting with and seeking the advice of the Board. Subject to the foregoing, the Principals agree that the Current Executive Committee will continue to operate in a manner consistent with past practice until terminated.

7. Employment Matters:	Employment agreement to be entered into with one of the Principals in the form agreed on the date hereof.
8. Miscellaneous:
Principals and Apollo, as applicable, will enter into other documentation necessary to preserve exchange rights (prior to Mandatory Exchange Date) and registration rights including on a pass-through basis and to provide for the orderly maintenance of AP Professional, BRH Holdings GP, Ltd. and BRH Holdings, L.P. until the Mandatory Exchange Date.

Each of the Principals agrees that such Principal shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to give effect to the agreements of the parties hereunder, including by executing and delivering such additional documents as may be reasonably necessary or appropriate to effectuate the agreements set forth in this term sheet.

[Signature page follows]
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This term sheet correctly reflects our understanding and agreement with respect to the foregoing matters as of the date first written above.

LEON BLACK /s/ Leon Black
MARC ROWAN /s/ Marc Rowan
MARC ROWAN /s/ Marc Rowan
MARC ROWAN /s/ Marc Rowan
JOSH HARRIS /s/ Josh Harris
MARC ROWAN /s/ Marc Rowan

APOLLO GLOBAL MANAGEMENT, INC. By: /s/ John J. Suydam
Name: John J. Suydam
Title: Chief Legal Officer
[Signature page to Governance Term Sheet]